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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT
                         -----------------------------

The Board of Directors
Great Falls Bancorp:

We consent to the inclusion of our report dated September 20, 1994, with respect to the statements of financial condition of Family First Federal Savings Bank as of June 30, 1994 and 1993 and the related statements of operations, changes in shareholders' equity, and cash flows for the years then ended, which report appears in Form 8-K of Great Falls Bancorp dated April 7, 1995.

Our report dated September 20, 1994 contains an explanatory paragraph that states that Family First is "significantly undercapitalized," has failed to comply with two of three regulatory capital requirements and had continued to suffer recurring loan losses from operations. These matters raise substantial doubt about the Bank's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

Our report dated September 20, 1994 refers to a change in the method of accounting for investment securities to adopt the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities."

                                         KPMG Peat Marwick LLP


Short Hills, New Jersey
June 16, 1995